Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-219695 on Form S-3; Registration Statement Nos. 333-105731, 333-69542, 333-145392, and 333-206206 on Form S-8; and Registration Statement No. 333-163547 on Form S-4 of our report dated February 15, 2019, relating to the consolidated financial statements of Illinois Tool Works Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 15, 2019